Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

AND JOINT ESCROW INSTRUCTIONS

(WEST WILLOWS TECHNOLOGY CENTER)

I

SUMMARY AND DEFINITION OF BASIC TERMS

This Agreement of Purchase and Sale and Joint Escrow Instructions (the “Agreement”), dated as of the Effective Date set forth in Section 1 of the Summary of Basic Terms, below, is made by and between GRIFFIN CAPITAL CORPORATION, a California corporation (“Buyer”), and ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership (“Seller”). The terms set forth below shall have the meanings set forth below when used in the Agreement.

TERMS OF AGREEMENT (first reference in the Agreement)	DESCRIPTION

1. Effective Date (Introductory Paragraph):	January 27, 2012.

2. Buildings:	The three (3) buildings located on the Land situated in the City of Redmond, County of King, Washington, and commonly known as the “West Willows Technology Center.”

3. Broker

Seller’s Broker (Section 15):	Eastdil Secured

Buyer’s Broker (Section 15):	None

4. Buyer’s Notice Address (Section 14):

Griffin Capital Corporation

2121 Rosecrans Avenue, Suite 3321

El Segundo, California 90245

Attn: Michael Escalante

Fax No.: 310-606-5910

With a copy to:

Griffin Capital Corporation 790

Estate Drive, Suite 180

Chicago, Illinois 60015

Attn: Mary Higgins

Fax No.: 847-267-1237

5. Purchase Price (Section 2.1):	$4,000,000

6. Deposit (Section 2.2):	$2,000,000

7. Escrow Holder and Escrow Holder’s Notice Address (Section 3):	Chicago Title Company 700 S. Flower Street, Suite 800 Los Angeles, CA 90017 Attn: Terri Gervasi Fax No.: (213) 612-4110

8. Outside Closing Date (Section 3.2)	January 31, 2012

9. Title Company (Section 4.2):	Chicago Title Company 700 S. Flower Street, Suite 800 Los Angeles, CA 90017 Attn: Frank Jansen Fax No.: (213) 891-0834

10. Seller’s Representatives	(i) Susan Wells (who is the property manager of the Buildings), (ii) David Tye (who is a vice president of leasing for the Buildings), and (iii) James Tenret (who is the asset manager for the Buildings).

II

RECITALS

A. Seller owns that certain parcel of land more particularly described on Exhibit “A” attached hereto (the “Land”), which land is improved with the Buildings.

B. Seller desires to sell and convey to Buyer and Buyer desires to purchase and acquire from Seller the Property (as defined in Section 1 below) on the terms and conditions set forth herein.

C. Buyer has had the opportunity to conduct all necessary due diligence with regard to the Property.

III

AGREEMENT

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows, and hereby instruct Escrow Holder as follows.

1. Purchase and Sale. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, upon the terms and conditions set forth in this Agreement, the following:

1.1 The Land and all of Seller’s interest in all rights, privileges, easements and appurtenances benefiting the Land and/or the Improvements, including, without limitation, Seller’s interest, if any, in all mineral and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land and/or the Improvements (the Land, the Improvements and all such rights, privileges, easements and appurtenances are sometimes collectively hereinafter referred to as the “Real Property”);

1.2 The Buildings, associated parking and landscaped areas and all other improvements located on the Land (the “Improvements”);

1.3 All of Seller’s interest as lessor in and to all leases, licenses and occupancy agreements covering the Land and Improvements, a list of which is attached hereto as Exhibit “I”, and any New Leases (as defined in Section 9.2 below) which are entered into by Seller subsequent to the Effective Date in accordance with Section 9.2 below (collectively, the “Leases”);

1.4 All tangible personal property, equipment, supplies and fixtures owned by Seller and used in the operation of, and located at, the Real Property (collectively, the “Personal Property”); provided, however, that the term “Personal Property” shall exclude any property management office computers and all related proprietary software; and

1.5 To the extent assignable, all of Seller’s interest in any intangible property rights in connection with the foregoing, contract rights, warranties, guaranties, licenses, permits, entitlements, governmental approvals, certificates of occupancy, the rights, if any, to the name “West Willows Technology Center,” including any URL, logo and trademarks associated therewith, tenant books and records (excluding any materials that Seller is prohibited by applicable contracts or law from disclosing, any attorney-client privileged materials, internal correspondence, reports and memoranda and similar proprietary or confidential information (provided that, for the avoidance of doubt, the foregoing exclusion shall not include, to the extent in Seller’s possession, any letter correspondence between Seller and any tenant under a Lease)) and due diligence materials delivered to Buyer, in each case, which benefits the Real Property, the Improvements, and/or the Personal Property (the “Intangible Personal Property”). Intangible Personal Property shall not include Seller’s interest in any cash, bank or other deposit accounts as well as all insurance and other claims arising prior to the Effective Date or Seller’s name (including Seller’s name to the extent included in any of the foregoing). For the avoidance of doubt, Seller makes no representation or warranty whatsoever that Seller has any interest in any of the Intangible Personal Property, including, without limitation, the name “West Willows Technology Center” or any URL, logo or trademarks associated therewith. The Real Property, the Improvements, the Personal Property, Seller’s interest as lessor under the Leases and the Intangible Personal Property are sometimes collectively hereinafter referred to as the “Property.”

2. Purchase Price.

2.1 Purchase Price. Buyer shall pay the Purchase Price for the Property as hereinafter provided in this Section 2.

2.2 Deposit. Within one (1) business day after the Effective Date, Buyer shall deliver to Escrow Holder the Deposit. The Deposit shall be deposited by Escrow Holder in an interest-bearing account at a federally insured institution as Escrow Holder, Buyer and Seller deem appropriate and consistent with the timing requirements of this Agreement. The interest thereon shall accrue to the benefit of the party receiving the Deposit pursuant to the terms of this Agreement, and Buyer and Seller hereby acknowledge that there may be penalties or interest forfeitures if the applicable instrument is redeemed prior to its specified maturity. Buyer agrees to provide its Federal Tax Identification Number to Escrow Holder upon the Opening of Escrow. The Deposit shall be non-refundable effective as of the Effective Date except as otherwise expressly provided in this Agreement. The Deposit shall be: (i) applied and credited toward payment of the Purchase Price at the Close of Escrow, or (ii) retained by Seller as liquidated damages pursuant to Section 16.2 below, or (iii) returned to Buyer if the Close of Escrow does not occur and this Agreement expressly provides that the Deposit shall be returned to Buyer by Escrow Holder following the termination of this Agreement (including Sections 4.4 or 13), or this Agreement is terminated because of a material breach by Seller in accordance with Section 16.1.

2.3 Cash Balance. On or before 10:00 a.m. (Pacific time) on the Closing Date, Buyer shall deposit with Escrow Holder cash by means of a confirmed wire transfer through the Federal Reserve System or cashier’s check in the amount of the balance of the Purchase Price, plus Buyer’s share of expenses and prorations as described in this Agreement.

2.4 Allocation of Purchase Price. The Purchase Price shall be allocated for all purposes by the parties as follows, and Buyer and Seller shall report the sale and purchase of the Property for all federal, state, and local tax purposes, including, without limitation, in the Real Estate Excise Tax Affidavit (as defined below), in a manner consistent therewith: (i) Real Property: $40,000,000, and (ii) Personal Property and Intangible Personal Property: $0.

3. Escrow and Title.

3.1 Opening of Escrow. Buyer and Seller shall promptly deliver a fully executed copy of this Agreement to Escrow Holder, and the date of Escrow Holder’s receipt thereof is referred to as the “Opening of Escrow”. Seller and Buyer shall execute and deliver to Escrow Holder any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and close the transactions contemplated hereby, provided such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement. Such supplementary instructions, together with the escrow instructions set forth in this Agreement, as they may be amended from time to time by the parties, shall collectively be referred to as the “Escrow Instructions.” The Escrow Instructions may be amended and supplemented by such standard terms and provisions as the Escrow Holder may request the parties hereto to execute; provided, however, that the parties hereto and Escrow Holder acknowledge and agree that in the event of a conflict between any provision of such standard terms and provisions supplied by the Escrow Holder and the Escrow Instructions, the Escrow Instructions shall prevail.

3.2 Close of Escrow/Closing. For purposes of this Agreement, (a) the closing of the transactions contemplated by this Agreement is referred to as the “Close of Escrow” or the “Closing”, and (b) the “Closing Date” shall mean the earlier of (i) the date on which the “Deed” (as defined in Section 5.1.1 below) is recorded in the Official Records of the County where the Land is located (the “Official Records”), or (ii) the date on which the Purchase Price is disbursed by Escrow Holder to Seller pursuant to Section 6.8 below. The Close of Escrow shall occur on or before 2:00 p.m. Pacific time on the Outside Closing Date, and to the extent necessary for the Closing to occur by such deadline, the Closing shall occur on a gap so that the Purchase Price is disbursed by Escrow Holder to Seller by no later than 2:00 p.m. Pacific time on the Closing Date. Buyer’s or Seller’s failure to perform their respective obligations hereunder, including, without limitation, the timely delivery by Buyer of the balance of the Purchase Price, shall constitute a material and non-curable default by such party under this Agreement.

3.3 Title Insurance. At the Close of Escrow, and as a condition thereto, the Title Company shall issue (or be committed to issue) to Buyer a form 2006 ALTA extended coverage Owner’s Policy of Title Insurance in the form approved for issuance in the State of Washington (the “Title Policy”) with liability in the amount of the Purchase Price, showing title to the Property vested in Buyer subject only to the preprinted standard exceptions in such Title Policy and exceptions approved by Buyer as of the Effective Date, the Leases and non-delinquent real property taxes and special assessments, and any exceptions arising from Buyer’s actions (collectively, the “Permitted Exceptions”). Buyer hereby acknowledges and agrees that the form of the Title Policy attached hereto as Exhibit “F”, including, without limitation, all exceptions to title set forth therein, has been approved by Buyer in all respects as of the Effective Date. At Closing, Seller shall deliver to Title Company an owner’s affidavit in the form attached hereto as Exhibit “M”. Buyer hereby agrees that Buyer has obtained and delivered to the Title Company an ALTA survey of the Property in a form sufficient to permit the Title Company to issue the Title Policy. Buyer shall pay the additional premium for extended coverage in excess of a standard ALTA policy and any endorsements requested by Buyer. Notwithstanding anything to the contrary in this Section 3.3, (i) if Buyer shall have failed to provide to the Title Company on or prior to the Closing Date an ALTA survey for the Property acceptable to the Title Company for purposes of issuing the Title Policy in the form attached hereto as Exhibit “F”, then the Title Policy to be issued on the Close of Escrow shall include a general survey exception, and (ii) in no event shall Seller have any obligation whatsoever to expend any funds, to undertake any obligations or otherwise cure any exceptions to title, except with respect to any judgment liens against Seller, delinquent taxes or mechanics’ liens relating to work performed at the Property which have been authorized and contracted by Seller.

4. Contingencies; Conditions Precedent to the Close of Escrow.

4.1 Buyer’s Review.

4.1.1 Delivery of Due Diligence Materials by Seller. To the extent within the possession or control of Seller, Seller has made available to Buyer and Buyer’s representatives, in Seller’s discretion, at Seller’s offices or on a diligence database established by Seller or Seller’s Broker (the “Diligence Database”), which Buyer acknowledges that Buyer has been granted access to, for inspection and right to copy, at Buyer’s expense, any environmental studies, soils studies, plans, specifications, maps, surveys and other similar materials relating to the physical and environmental condition of the Property (“Reports”). Seller makes no representations or warranties regarding the accuracy of the Reports or that the Reports are complete copies of the same. Buyer acknowledges and understands that all such materials that have been made available by Seller are only for Buyer’s convenience in making its own examination and determination prior to the Effective Date as to whether it wishes to purchase the Property, and, in so doing, Buyer has relied exclusively upon its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller.

Without limiting the generality of the foregoing, Seller has also made or shall make available, in Seller’s discretion, at Seller’s offices, on the Diligence Database, or at the Property for review and copying, at Buyer’s expense, the following due diligence items (together with the Reports, collectively, “Due Diligence Items”): (i) on or prior to the Effective Date, (a) to the extent in the possession of Seller or Seller’s property manager, any plans and specifications for the Property, (b) copies of all service contracts or service agreements relating to the maintenance and operation of the Property including, without limitation, the service contracts set forth on Exhibit “J” hereto (but expressly excluding any contracts Seller determines are “master contracts” affecting other properties in addition to the Property and which will not be assigned to Buyer at Closing) (collectively, the “Contracts”), none of which shall be assigned to or assumed by Buyer; (c) property tax bills for the last three (3) fiscal tax years and the property tax bill for the current year to the extent in the possession of Seller; (d) operating statements for the Property for the last three (3) calendar years and the current year-to-date; (e) to the extent in the possession of Seller, any existing ALTA survey; and (f) copies of the Leases; and (ii) following the Effective Date, to the extent in the possession of Seller, any other materials concerning the ownership, maintenance or operation of the Property that are reasonably requested by Buyer (but excluding any materials that Seller is prohibited by applicable contracts or law from disclosing, any attorney-client privileged materials, internal appraisals, internal correspondence, reports and memoranda and similar proprietary or confidential information, and any materials that are not directly related to the current maintenance and/or management of the Property such as, without limitation, Seller’s financial projections, forecasts, budgets and company tax records). Seller shall have no liability or responsibility with respect to the accuracy or completeness of the information and/or materials included in the Due Diligence Items. Seller acknowledges Buyer has or may discuss or otherwise inquire about matters related to the Property with various governmental entities and utilities and the other Due Diligence Items with tenants under the Leases and other third parties. In this regard, Buyer is permitted to contact all necessary third parties, and discuss with such third parties Due Diligence Items; provided, however, Seller is first given written or telephonic notice and a reasonable opportunity to be present at such contact or discussions at a time and location reasonably convenient to Seller.

Buyer hereby acknowledges and agrees that (i) Buyer has had the opportunity to review and investigate the Due Diligence Items, the physical and environmental condition of the Property, the character, quality, value and general utility of the Property, the zoning, land use, environmental and building requirements and restrictions applicable to the Property, the state of title to the Property, and any other factors or matters relevant to Buyer’s decision to purchase the Property, and (ii) Buyer has determined that the Property is acceptable to Buyer. Notwithstanding the foregoing, until Closing, Buyer shall continue to have access to the Property, subject to the terms and conditions set forth in this Section 4.1. Buyer shall provide Seller with at least two (2) business days’ prior written notice (which notice may be delivered to Seller’s Representative by e-mail at susan.wells@ge.com) of its desire to enter upon the Real Property for inspection and/or testing and any such inspections or testing shall be conducted at a time and manner reasonably approved by Seller and to minimize disruption or interference with any tenants. Prior to conducting any inspection or testing, Buyer or its testing consultants, as applicable, shall deliver to Seller a certificate of insurance naming Seller as additional insured (on a primary, noncontributing basis) evidencing commercial general liability and property damage insurance with limits of not less than Two Million Dollars ($2,000,000) in the aggregate for liability coverage and not less than One Million Dollars ($1,000,000) in the aggregate for property damage. Notwithstanding the foregoing, Buyer shall not be permitted to undertake any air sampling or any intrusive or destructive testing of the Property, including, without limitation, a “Phase II” environmental assessment (collectively, the “Intrusive Tests”), without in each instance first obtaining Seller’s prior written consent thereto, which consent Seller may give or withhold in Seller’s sole and absolute discretion. Seller, and its representatives, agents, and/or contractors shall have the right to be present during any such Intrusive Test. If Seller fails to advise Buyer of its disapproval of any proposed Intrusive Tests within such two (2) business day period, such failure shall be deemed Seller’s disapproval thereof. Buyer hereby agrees to request any and all of its vendors and consultants (a) to include a provision in its report or study that entitles Seller and its designee to rely upon such report, but only if such language is acceptable to such vendor or consultant and available at no cost to Buyer, and (b) to provide to Seller, concurrently with the delivery to Buyer, a true and complete copy of all tests, reports, studies and the like generated by such vendor in connection with Buyer’s inspection of the Property, without warranty by Buyer. Buyer hereby indemnifies and holds Seller and the Property harmless from any and all costs, loss, damages or expenses of any kind or nature arising out of or resulting from any entry and/or activities upon the Property by Buyer and/or Buyer’s consultants; provided, however, such indemnification obligation shall not be applicable to Buyer’s mere discovery of any adverse physical condition at the Property, except to the extent Buyer or its consultants aggravate such condition, or any damage caused by Seller or its agents. Buyer’s indemnification obligations under this section shall survive the Close of Escrow or any termination of this Agreement.

4.1.2 Contracts. None of the Contracts shall be assigned to or assumed by Buyer, and Seller shall terminate such Contracts to the extent they affect the Property (or if any such Contract is a “master contract”, then as such Contract relates to the Property) as of Closing. In addition, Seller shall terminate any property management or asset management agreements and brokerage agreements relating to the Property on or prior to the Closing in the event the Closing occurs.

4.1.3 Due Diligence Materials. In the event Buyer does not purchase the Property for any reason, within five (5) days after the date this Agreement is terminated Buyer shall return to Seller all documents, information and other materials supplied by Seller to Buyer, and, at Seller’s written request, without warranty or representation of any kind, any inspection reports, studies, surveys, and other reports and/or test results relating to the Property which were developed by Buyer or prepared by consultants retained by Buyer in contemplation of this Agreement.

4.2 Intentionally omitted.

4.3 Conditions Precedent to Buyer’s Obligations:

4.3.1 Title Policy. At Closing, Title Company shall have committed and be ready, willing and able to issue to Buyer the Title Policy described in Section 3.3. In the event the Closing shall occur on a gap as provided in Section 3.2, Seller shall provide a gap indemnity in the form attached hereto as Exhibit “L” to the Title Company.

4.3.2 Intentionally Omitted.

4.3.3 Seller’s Performance. Seller shall have duly performed in all material respects each and every covenant of Seller hereunder.

4.3.4 Accuracy of Representations and Warranties. On the Closing Date, all representations and warranties made by Seller in Section 11 shall be true and correct in all material respects as if made on and as of the Closing Date.

4.4 Failure of Conditions Precedent to Buyer’s Obligations. Buyer’s obligation to close the acquisition of the Property pursuant to this Agreement is subject to the satisfaction of the conditions precedent to such obligations for Buyer’s benefit set forth in Section 4.3. If Buyer terminates this Agreement by notice to Seller because of the failure of such condition precedent, then Escrow Holder shall return the Deposit to Buyer (plus interest accrued on the Deposit only while held by Escrow Holder) in accordance with Buyer’s written instructions within five (5) business days following Buyer’s delivery of a written termination notice to Seller and Escrow Holder, Seller and Buyer shall each pay one-half (1/2) of any escrow cancellation fees or charges (provided that, if Buyer terminates this Agreement due to the failure of the condition precedent set forth in Section 4.3.3 or Section 4.3.4, then only Seller shall pay any escrow cancellation fees or charges), and except for Buyer’s indemnity and confidentiality obligations under this Agreement and any other obligations which expressly survive termination of the Agreement, the parties shall have no further rights or obligations to one another under this Agreement. Notwithstanding anything to the contrary herein, if the condition precedent set forth in Section 4.3.3 or Section 4.3.4 is not satisfied, and Buyer terminates this Agreement by notice to Seller due to the failure of either of such condition precedents, then Seller shall reimburse Buyer for Buyer’s Due Diligence Expenses (defined below); provided, however, (i) the satisfaction of the condition set forth in Section 4.3.3 shall at all times be subject to the satisfaction of the conditions set forth in Section 4.5 below (provided further that, for purposes of this Section 4.4, if Seller has failed to perform, on or before the date required for such performance, any of the material covenants or agreements contained herein which are to be performed by Seller (but only to the extent that such performance is expressly required under this Agreement to be completed on or before such date), Buyer shall not be deemed to have failed to satisfy the condition precedents set forth in Section 4.5 below if Buyer does not timely deposit with Escrow Holder the balance of the Purchase Price pursuant to Section 2.3 above), and (ii) Seller shall not be required to reimburse Buyer for Buyer’s Due Diligence Expenses for the failure of the condition precedent set forth in Section 4.3.4 if any of the representations and warranties made by Seller in Section 11 below are no longer true and correct in any material respect as a result of any change in circumstances or occurrence of any event between the Effective Date and the Closing Date which is permitted under the terms of this Agreement (for instance, any action taken by Seller in accordance with Section 9 below) or is beyond the reasonable control of Seller to prevent. In no event shall Buyer be entitled to terminate this Agreement pursuant to this Section 4.4 if the representations and warranties made by Seller in Section 11 are no longer true and correct in any material respect as a result of any change in circumstances or occurrence of any event between the Effective Date and the Closing Date which is permitted under the terms of this Agreement and has been approved by Buyer as provided herein. For purposes of this Agreement, the term “Buyer’s Due Diligence Expenses” shall mean Buyer’s third party actual out-of-pocket expenses (not to exceed, in the aggregate, Fifty Thousand Dollars ($50,000)) incurred by Buyer and paid (x) to Buyer’s attorneys in connection with the negotiation of this Agreement, (y) to unrelated and unaffiliated third party consultants in connection with the performance of examinations, inspections and/or investigations, or (z) to Buyer’s lender in connection with the proposed financing of Buyer’s acquisition of the Property.

4.5 Conditions Precedent to Seller’s Obligations. The Close of Escrow and Seller’s obligations with respect to the transactions contemplated by this Agreement are subject to the timely satisfaction or waiver of the following conditions: (i) Buyer shall have duly performed in all material respects each and every covenant of Buyer hereunder, and (ii) Buyer’s representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date. Without limitation of the foregoing, Buyer shall have timely delivered the Purchase Price pursuant to the provisions of Section 2 above.

4.6 Effect of Closing or Termination. The Closing shall constitute conclusive evidence that Seller and Buyer have respectively waived any conditions which are not satisfied as of the Closing.

4.7 Defective Condition Extension; Termination. The obligations of Seller under this Agreement are further subject to and contingent upon the following:

4.7.1 In the event that subsequent to the execution of this Agreement, Seller obtains knowledge of, or Buyer’s inspection of the Property reveals, either (a) the presence of any Hazardous Substances (as defined in Section 10.1.2 of this Agreement) or the violation or potential violation of any Environmental Laws (as defined in Section 10.1.2 of this Agreement) or (b) any structural or other defect in the Improvements, whether or not in violation of any applicable law, ordinance, code, regulation or decree of any governmental authority having jurisdiction over the Property (collectively, a “Defective Condition”), which Seller, in its good faith judgment, determines could constitute a potential liability to Seller after the Closing or should be remedied prior to the sale of the Property, Seller shall have the right upon written notice to Buyer on or before the scheduled Closing Date either (i) to extend the Outside Closing Date for the period of time necessary to evaluate the possibility of remediating the Defective Condition (but not more than thirty (30) days) and, if Seller so elects, to complete such remediation at Seller’s sole cost and expense, or (ii) to terminate this Agreement upon written notice to Buyer, in which event (A) the Deposit shall be refunded to Buyer subject to Buyer’s delivery of all information provided by Seller to Buyer or obtained by Buyer relating to the Property in the course of Buyer’s review, (B) Seller shall reimburse Buyer for Buyer’s Due Diligence Expenses, (C) Seller shall not sell the Property to any third party for a period of six (6) months following such termination of this Agreement under this Section 4.7.1, and (D) except for Seller’s obligation set forth in clause (C) above, neither party shall have any further right or obligation hereunder other than the obligations which by their terms expressly survive the termination of this Agreement. The terms of this Section 4.7 are solely for the benefit of Seller and Buyer shall have no additional right or remedy hereunder as a result of the exercise by Seller of its rights under this Section 4.7.

5. Deliveries to Escrow Holder.

5.1 Seller’s Deliveries. Seller hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder at least one (1) business day prior to the Outside Closing Date the following funds, instruments and documents, the delivery of each of which shall be a condition to the Close of Escrow:

5.1.1 Deed. A Special Warranty Deed in the form of Exhibit “B” attached hereto (the “Deed”), duly executed and acknowledged in recordable form by Seller, conveying Seller’s interest in the Real Property to Buyer, together with a counterpart of a real estate excise tax affidavit (the “Real Estate Excise Tax Affidavit”) duly executed by Seller;

5.1.2 Non-Foreign Certifications. A certificate duly executed by Seller in the form of Exhibit “C” attached hereto (the “Tax Certificate”);

5.1.3 Assignment of Leases. Two (2) counterparts of the Assignment of Leases in the form of Exhibit “D” attached hereto (the “Lease Assignment”), duly executed by Seller, pursuant to which Seller shall assign to Buyer all of Seller’s right, title and interest in, under and to the Leases;

5.1.4 Intentionally omitted;

5.1.5 Bill of Sale. Two (2) counterparts of the Bill of Sale in the form attached hereto as Exhibit “G” (the “Bill of Sale”), duly executed by Seller, conveying Seller’s right, title and interest in and to the Personal Property;

5.1.6 General Assignment. Two (2) counterparts of the General Assignment in the form of Exhibit “H” attached hereto (the “General Assignment”), duly executed by Seller;

5.1.7 Assignment of Driveway Construction Agreement. Two (2) counterparts of the Assignment of Agreement Regarding Construction of New Driveway Improvements in the form of Exhibit “N” attached hereto (the “Assignment of Driveway Construction Agreement”), duly executed by Seller;

5.1.8 Proof of Authority. Such proof of Seller’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller, as may be reasonably required by Title Company; and

5.1.9 AT&T Estoppel Certificates. The original executed estoppel certificates from AT&T for each of its Leases in the form previously delivered to Buyer (the “Estoppels”).

5.2 Buyer’s Deliveries. Buyer hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder at least one (1) business day prior to the Outside Closing Date the following funds, instruments and documents, the delivery of each of which shall be a condition to the Close of Escrow (except the balance of the Purchase Price may be deposited on the day of Closing as provided in Section 2.3):

5.2.1 Buyer’s Funds. The balance of the Purchase Price, and such additional funds, if any, necessary to comply with Buyer’s obligations hereunder regarding prorations, credits, taxes, costs and expenses;

5.2.2 Lease Assignment. Two (2) counterparts of the Lease Assignment duly executed by Buyer;

5.2.3 Assignment of PSA. One (1) copy of the Assignment of PSA (as defined in Section 17 below) duly executed by Buyer and GC Net Investors (as defined in Section 17 below).

5.2.4 Bill of Sale. Two (2) counterparts of the Bill of Sale duly executed by Buyer;

5.2.5 General Assignment. Two (2) counterparts of the General Assignment duly executed by Buyer;

5.2.6 Real Estate Excise Tax Affidavit. A counterpart of the Real Estate Excise Tax Affidavit duly executed by Buyer;

5.2.7 Tenant Direction Letter. Buyer shall deliver a letter to AT&T in the form attached hereto as Exhibit “O”, which letter may be delivered directly by Buyer to AT&T outside of escrow.

5.2.8 Assignment of Driveway Construction Agreement. Two (2) counterparts of the Assignment of Driveway Construction Agreement, duly executed by Buyer; and

5.2.9 Proof of Authority. Such proof of Buyer’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer, as may be reasonably required by Title Company.

6. Deliveries Upon Close of Escrow. Upon the Close of Escrow, Escrow Holder shall promptly undertake all of the following:

6.1 Tax Filings. The Title Company shall file the information return for the sale of the Property required by Section 6045 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

6.2 Prorations. Prorate all matters referenced in Section 8 based upon the closing statement delivered into escrow with Escrow Holder signed by the parties;

6.3 Recording. Cause the Deed and any other documents which the parties hereto may direct, to be recorded in the Official Records in the order directed by the parties, together with a duly executed Real Estate Excise Tax Affidavit;

6.4 Buyer Funds. Disburse from funds deposited by Buyer with Escrow Holder towards payment of all items and costs (including, without limitation, the Purchase Price) chargeable to the account of Buyer pursuant hereto in payment of such items and costs and disburse the balance of such funds, if any, to Buyer;

6.5 Documents to Seller. Deliver to Seller one (1) set of fully executed originals of the Lease Assignment, the Bill of Sale, the General Assignment and the Assignment of Driveway Construction Agreement, a conformed copy of the recorded Deed, and a copy of the Assignment of PSA;

6.6 Documents to Buyer. Deliver to Buyer an original of the Tax Certificate, and one (1) set of fully executed originals of the Lease Assignment, the Bill of Sale, the General Assignment and the Assignment of Driveway Construction Agreement, a conformed copy of the recorded Deed, a copy of the Assignment of PSA, the Estoppels, and, when issued, the Title Policy;

6.7 Title Policy. Direct the Title Company to issue the Title Policy to Buyer; and

6.8 Seller Funds. Deduct all items chargeable to the account of Seller pursuant to Section 7. If, as the result of the net prorations and credits pursuant to Section 8, amounts are to be charged to the account of Seller, deduct the total amount of such charges (unless Seller elects to deposit additional funds for such items in escrow with Escrow Holder); and if amounts are to be credited to the account of Seller, disburse such amounts to Seller, or in accordance with Seller’s instructions, at Close of Escrow. Disburse the Purchase Price to Seller, or as otherwise directed by Seller, promptly upon the Close of Escrow in accordance with Seller’s wire transfer instructions.

7. Costs and Expenses. Seller shall pay (i) that portion of the Title Policy premium for standard ALTA owner’s coverage, (ii) the real estate excise taxes or other transfer taxes assessed by the King County and the State of Washington for conveyance of the Real Property, and (iii) one-half (1/2) of the Escrow Holder’s fee. In addition Seller shall pay outside of Escrow all legal and professional fees and costs of attorneys and other consultants and agents retained by Seller. Buyer shall pay through Escrow (w) all document recording charges, (x) the use and/or sales taxes, if any, imposed by the King County and the State of Washington with respect to the conveyance of the Personal Property, if any, and the Intangible Personal Property, (y) the additional Title Policy premium for ALTA extended coverage and any title endorsements requested by Buyer, and (z) one-half (1/2) of the Escrow Holder’s fee. Buyer shall pay outside of Escrow all costs and expenses related to the Due Diligence Investigations, all charges for the ALTA Survey, and all legal and professional fees and costs of attorneys and other consultants and agents retained by Buyer.

8. Prorations. The following prorations between Seller and Buyer shall be made by Escrow Holder computed as of the Closing Date:

8.1 Ad Valorem Taxes. All real estate and personal property taxes attributable to the Property will be prorated at Closing. Seller shall be charged with all such taxes up to, but not including, the Closing Date. If the applicable tax rate and assessments for the Property have not been established for the year in which Closing occurs, the proration of real estate and/or personal property taxes, as the case may be, will be based upon the rate and assessments for the preceding year. All taxes imposed because of a change of use of the Property after Closing will be paid by Buyer. Real property tax refunds and credits received after the Closing which are attributable to a fiscal tax year prior to the Closing shall belong to Seller, and those which are attributable to the fiscal tax year in which the Closing occurs shall be prorated based upon the date of Closing.

8.2 Intentionally omitted.

8.3 Lease Rentals. All rents (including all accrued tax and operating expense pass-throughs), charges and revenue of any kind receivable from the Leases which are not more than thirty (30) days delinquent will be prorated at Closing. Seller will receive all rents (including all accrued tax and operating expense pass-throughs), charges and other revenue of any kind receivable from the Leases up to, but not including, the Closing Date. No proration will be made with respect to any rents of any kind receivable from the Leases for any period before Closing which are more than thirty (30) days delinquent. All amounts collected by Buyer subsequent to Closing relating to rents which are delinquent by more than thirty (30) days will be promptly remitted to Seller; provided, however, all rents received by Buyer after Closing will be applied first to the rental period in which the Closing occurred, second to any current rental period following the Closing and third to satisfy delinquent rental obligations for any period before Closing not prorated at Closing. Seller will retain all ownership rights relating to any rents which are delinquent by more than thirty (30) days; if Buyer has not collected the same within thirty (30) days from the Closing Date, then Seller may take such action as it deems necessary to collect such rents which are delinquent by more than thirty (30) days, including the commencement of an action against the tenants under the Leases or any other person liable for such delinquent rents, but not including any action for unlawful detainer or other action seeking to terminate such tenant’s occupancy of its premises. All amounts paid to Seller subsequent to Closing relating to rents which are due and owing for the period prior to Closing shall solely belong to Seller. All amounts paid to Seller subsequent to Closing relating to rents which are due and owing for the period after Closing shall belong to Buyer, provided that before turning said amounts over to Buyer, Seller shall have the right to offset against said amounts any sums otherwise due and owing to Seller pursuant to the terms of this Section 8. Notwithstanding the foregoing, if any of such operating expenses and other charges and expenses are payable by tenants under the Leases (collectively, the “Tenant Charges”) on an estimated basis, then the Tenant Charges for the period of time prior to the Closing shall be reconciled against actual charges and expenses for such period, provided that such reconciliation shall not be performed until one hundred eighty (180) days following the Closing Date (the “Reconciliation Period”). Buyer shall prepare such final reconciliation (as approved by Seller) and forward the same to Seller for Seller’s review and approval on or before the end of the Reconciliation Period. If the final reconciliation shows that Seller owes Buyer additional sums, Seller shall deliver such amount to Buyer within ten (10) days after receiving such final reconciliation from Buyer. If the final reconciliation (as approved by Seller) shows that Buyer owes Seller additional sums, Buyer shall pay such amount to Seller within ten (10) days after Buyer’s delivery of the final reconciliation to Seller. Other than as set forth above, there shall not be any further reconciliation of such Tenant Charges after the final reconciliation thereof, the proration of such Tenant Charges pursuant to the final reconciliation being conclusively presumed to be accurate. After the final reconciliation of Tenant Charges is made by and between the parties, Buyer shall be solely liable and responsible to the tenants under the Leases for such reconciliation of Tenant Charges under the Leases. Seller shall reasonably cooperate with Buyer during the Reconciliation Period regarding Tenant Charges by allowing AT&T to audit Seller’s books and records with respect to such Tenant Charges at Seller’s management office subject to the applicable terms and conditions of AT&T’s Leases. The foregoing covenants made by the parties with respect to the final reconciliation of the Tenant Charges shall survive the Closing.

8.4 Security Deposit. Buyer shall be credited and Seller shall be charged with the balance of the security deposit then held by Seller under the Leases. In the event that Seller holds any letters of credit as a tenant security deposit, then prior to the Closing Seller shall (i) execute and deliver to Escrow Holder such assignment and/or transfer documents as may be called for under such letters of credit for the transfer of such letters of credit to Buyer, and (ii) at Buyer’s option, either deliver into escrow with Escrow Holder or deliver to Buyer, upon confirmation of the Closing, the originals of such letters of credit. Buyer shall be responsible for the amount of the transfer fee required under such letters of credit.

8.5 Operating Expenses. All utility service charges for electricity, heat and air conditioning service, other utilities, elevator maintenance, common area maintenance, taxes other than real estate taxes such as rental taxes, other expenses incurred in operating the Property that Seller customarily pays and that are not paid by tenants on an estimated or other basis, and any other costs incurred in the ordinary course of business for the management and operation of the Property not so paid by tenants, shall be prorated on an accrual basis. Seller shall pay all such expenses that accrue prior to the Close of Escrow and Buyer shall pay all such expenses accruing on the Close of Escrow and thereafter. Seller and Buyer shall obtain billings and meter readings as of the Close of Escrow to aid in such prorations.

8.6 Leasing Costs. If the Closing occurs, (a) Seller shall be responsible and shall pay for the costs of tenant improvement work or allowances, third-party leasing commissions, legal fees and other leasing costs (collectively, the “Leasing Costs”), including those shown on Exhibit “K” attached hereto, relating to the initial term of those Leases executed as of the Effective Date, and (b) Buyer shall be responsible and shall pay for the Leasing Costs relating to or arising from (i) the exercise by any tenant, after the Effective Date, of a renewal, expansion or extension option contained in any of the Leases executed as of the Effective Date; and (ii) any New Leases, or modifications to Leases in effect as of the Effective Date, entered into after the Effective Date in accordance with the terms of Section 9.2 below. Any Leasing Costs which are the responsibility of Buyer which are paid by Seller prior to the Closing shall be reimbursed by Buyer to Seller at the Closing through escrow with Escrow Holder. If, on the Closing Date, there are any outstanding or unpaid Leasing Costs which are the responsibility of Seller as set forth herein, then on the Closing Buyer shall be entitled to a credit toward the payment of the Purchase Price at Closing in the amount of such unpaid Leasing Costs, and following the Closing Buyer shall assume and be responsible for the payment of such Leasing Costs to the extent of such credit, Seller shall assign to Buyer all construction contracts relating to such outstanding Leasing Costs, and Buyer shall indemnify and defend Seller for the failure to complete such work related to such outstanding Leasing Costs for which Buyer received a credit.

8.7 Contracts. Seller shall be responsible for all amounts due under any Contracts; it being understood that none of Seller’s obligations under any Contracts will be assumed by Buyer at Closing.

8.8 Final Adjustment. At least two (2) business days prior to the Closing Date, the parties shall agree upon all of the prorations to be made and submit a statement to Escrow Holder setting forth the same. In the event that any prorations, apportionments or computations made under this Section 8 shall require final adjustment, then the parties shall make the appropriate adjustments promptly when accurate information becomes available and either party hereto shall be entitled to an adjustment to correct the same, but in no event shall such final adjustment occur later than the end of the Reconciliation Period. Any corrected adjustment or proration shall be paid in cash to the party entitled thereto. The provisions of this Section 8 shall survive the Close of Escrow.

9. Covenants of Seller. Seller hereby covenants with Buyer, as follows:

9.1 Contracts. Seller will not enter into any new Contracts or any amendments or modifications to the existing Contracts, which new Contracts or modifications will survive Closing or otherwise affect the use, operation or enjoyment of the Property after Closing (collectively, “New Contracts”) without Buyer’s prior written consent, which consent may be withheld in Buyer’s sole discretion, and which consent will be deemed to have been given by Buyer if Buyer does not notify Seller in writing to the contrary within three (3) business days after Seller provides written notice to Buyer of such New Contract. Notwithstanding anything to the contrary herein, Seller shall be entitled to enter into any New Contracts following the Effective Date without Buyer’s prior written consent if such New Contracts are terminated by Seller prior to the Closing Date.

9.2 Leases. Seller will not enter into any new Leases or any amendments or any extensions of existing Leases for a period which will survive Closing or otherwise affect the use, operation or enjoyment of the Property after Closing (collectively, “New Leases”) without Buyer’s prior written consent, which consent may be withheld in Buyer’s sole discretion, and which consent will be deemed to have been given by Buyer if Buyer does not notify Seller in writing to the contrary within three (3) business days after Seller provides written notice to Buyer of such New Lease. Seller shall promptly deliver to Buyer any written notices received from AT&T, as tenant, after the Effective Date and until termination of this Agreement or Closing with respect to the Leases and/or the Property.

9.3 Operation in the Ordinary Course. Subject to Sections 9.1 and 9.2 above, from the date of this Agreement until the Close of Escrow, Seller shall (i) operate and manage the Property in the ordinary course and consistent with Seller’s past practices, (ii) maintain all present services and amenities, (iii) maintain the Property in good condition, repair and working order (but Seller shall not be required to make capital improvements), and (iv) perform when due, and otherwise comply with, all of Seller’s material obligations and duties under the Leases. None of the Personal Property shall be removed from the Real Property, unless replaced by unencumbered personal property of equal or greater utility and value. All Personal Property and Intangible Personal Property shall be conveyed to Buyer by Seller at the Close of Escrow free from any liens, encumbrances or security interests of any kind or nature other than the Permitted Exceptions.

9.4 Driveway Construction Agreement. Buyer is aware that the Property is subject to, among other encumbrances, that certain Declaration of Covenants, Conditions and Restrictions for West Willows Technology Center recorded May 4, 1984 in the Official Records as document no. 8405041166, as amended by that certain First Amendment to Declaration of Covenants, Conditions and Restrictions for West Willows Technology Center recorded December 30, 1993 in the Official Records as document no. 9312303490 and that certain Second Amendment to Declaration of Covenants, Conditions and Restrictions for West Willows Technology Center recorded August 1, 2011 in the Official Records as document no. 20110801000935 (as amended, the “Declaration”). Buyer has also received a copy of that certain Agreement Regarding Construction of New Driveway Improvements dated as of July 29, 2011, by and between Legacy Partners H Redmond West Willows, LLC, a Delaware limited liability company or its successors and assigns (collectively, “Adjacent Property Owner”), and Seller (the “Driveway Construction Agreement”), which affects the rights and obligations of Adjacent Property Owner and Seller, as more particularly described therein, under the Declaration. Seller shall be responsible for satisfying the payment obligation of Seller set forth in Section 2 of the Driveway Construction Agreement prior to or following the Closing, and Seller shall provide to Buyer copies of invoices received from Adjacent Property Owner and evidence of payment by Seller with respect thereto as required under Section 2 of the Driveway Construction Agreement. The foregoing covenant set forth in this Section 9.4 shall survive the Closing.

10. AS-IS Sale and Purchase. Buyer acknowledges, by its initials as set forth below, that the provisions of this Section 10 have been required by Seller as a material inducement to enter into the contemplated transactions, and the intent and effect of such provisions have been explained to Buyer by Buyer’s counsel and have been understood and agreed to by Buyer.

10.1 Buyer’s Acknowledgment. As a material inducement to Seller to enter into this Agreement and to convey the Property to Buyer, Buyer hereby acknowledges and agrees that:

10.1.1 AS-IS. Except as otherwise expressly set forth in this Agreement, and subject to Seller’s representation and warranties expressly set forth in this Agreement, Buyer is purchasing the Property in its existing condition, “AS-IS, WHERE-IS, WITH ALL FAULTS,” and upon the Effective Date has made or has waived all inspections and investigations of the Property and its vicinity which Buyer believes are necessary to protect its own interest in, and its contemplated use of, the Property.

10.1.2 No Representations. Other than the express representations and warranties of Seller contained in this Agreement, neither Seller, nor any person or entity acting by or on behalf of Seller, nor any partner, officer, director, employee, agent, affiliate, successor or assign of Seller (collectively, the “Seller Group”) has made any representation, warranty, inducement, promise, agreement, assurance or statement, oral or written, of any kind to Buyer upon which Buyer is relying, or in connection with which Buyer has made or will make any decisions concerning the Property or its vicinity including, without limitation, its use, condition, value, compliance with Governmental Regulations (defined below), existence or absence of Hazardous Substances, or the permissibility, feasibility, or convertibility of all or any portion of the Property for any particular use or purpose, including, without limitation, its present or future prospects for sale, lease, development, occupancy or suitability as security for financing. As used herein, the term “Governmental Regulations” means any laws (including Environmental Laws), ordinances, rules, requirements, resolutions, policy statements and regulations (including, without limitation, those relating to land use, subdivision, zoning, Hazardous Substances, occupational health and safety, handicapped access, water, earthquake hazard reduction, and building and fire codes) of any governmental or quasi-governmental body or agency claiming jurisdiction over the Property. As used in this Agreement, the following definitions shall apply: “Environmental Laws” shall mean all federal, state and local laws, ordinances, rules and regulations now or hereafter in force, as amended from time to time, and all federal and state court decisions, consent decrees and orders interpreting or enforcing any of the foregoing, in any way relating to or regulating human health or safety, or industrial hygiene or environmental conditions, or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater, and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., and the Clean Water Act, 33 U.S.C. § 1251, et seq. “Hazardous Substances” shall mean any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant, or words of similar import, in any of the Environmental Laws, and includes asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum-based products and petroleum additives and derived substances, lead-based paint, mold, fungi or bacterial matter, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity.

10.1.3 No Implied Warranties. Excluding any express representation or warranty set forth herein, Seller hereby specifically disclaims: (a) all warranties implied by law arising out of or with respect to the execution of this Agreement, any aspect or element of the Property, or the performance of Seller’s obligations hereunder including, without limitation, all implied warranties of merchantability, habitability and/or fitness for a particular purpose; and (b) any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning (i) the nature and condition of the Property or other items conveyed hereunder, including, without limitation, the water, soil, and geology, the suitability thereof and of the Property or other items conveyed hereunder for any and all activities and uses which Buyer may elect to conduct thereon, the existence of any environmental hazards or conditions thereon (including but not limited to the presence of asbestos or other Hazardous Substances) or compliance with applicable Environmental Laws; (ii) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, condition or otherwise; and (iii) the compliance of the Property or other items conveyed hereunder or its operation with any Governmental Regulations.

10.1.4 Information Supplied by Seller. Buyer specifically acknowledges and agrees that, except as expressly contained in this Agreement, Seller has made no representation or warranty of any nature concerning the accuracy or completeness of any documents delivered or made available for inspection by Seller to Buyer, including, without limitation, the Due Diligence Items and that Buyer has undertaken such inspections of the Property as Buyer deems necessary and appropriate and that Buyer is relying solely upon such investigations and not on any of the Due Diligence Items or any other information provided to Buyer by or on behalf of Seller. As to the Due Diligence Items, Buyer specifically acknowledges that they have been prepared by third parties with whom Buyer has no privity and, except as expressly set forth in this Agreement, Buyer acknowledges and agrees that no warranty or representation, express or implied, has been made, nor shall any be deemed to have been made, to Buyer with respect thereto, either by the Seller Group or by any third parties that prepared the same.

10.1.5 Assumption/Release. As of the Close of Escrow, Buyer and the Buyer Parties hereby (i) assume the risk of adverse matters, including adverse physical conditions, defects, construction defects, environmental, health, safety and welfare matters which may not have been revealed by Buyer’s investigation and evaluation of the Property, and (ii) fully and irrevocably release the Seller Group from any and all claims that Buyer and/or the Buyer Parties may have or thereafter acquire against the Seller Group for any cost, loss, liability, damage, expense, demand, action or cause of action (“Claims”) arising from or related to any matter of any nature relating to, and condition of, the Property including any latent or patent construction defects, errors or omissions, compliance with law matters, Hazardous Substances and other environmental matters within, under or upon, or in the vicinity of the Property, any statutory or common law right Buyer may have to receive disclosures from Seller, including, without limitation, any disclosures as to the Property’s location within areas designated as subject to flooding, fire, seismic or earthquake risks by any federal, state or local entity, the need to obtain flood insurance, the certification of water heater bracing and/or the advisability of obtaining title insurance, or any other condition or circumstance affecting the Property, its financial viability, use or operation, or any portion thereof. This release includes claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist in its favor which, if known by Buyer, would materially affect Buyer’s release of the Seller Group.

Notwithstanding anything to the contrary set forth in this Section 10.1.5, the foregoing release is not intended to and does not cover (i) any claims arising from a breach of Seller’s representations and warranties expressly set forth in this Agreement or Seller’s agreements expressly set forth in the Lease Assignment, (ii) any claims arising from Seller’s fraud, or (iii) any other breach by Seller of an express obligation of Seller under this Agreement which by its terms survives the Close of Escrow (herein collectively the “Excluded Claims”).

11. Seller’s Representations and Warranties. Seller represents and warrants to Buyer as of the date of this Agreement as follows:

11.1 Formation; Authority. Seller is duly formed, validly existing, and in good standing under laws of the state of its formation. Seller has full power and authority to enter into this Agreement and to perform this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained. All requisite action has been taken by Seller in connection with the entering into of this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. The individual(s) executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof.

11.2 Leases. Other than the Leases in effect as of the Effective Date, which are listed on Exhibit “I” hereto, Seller is not currently a party to and has not assumed any other leases, licenses or other similar occupancy agreements with respect to the leasing or occupancy of the Property. To Seller’s knowledge, no written notice of default has been delivered or received by Seller with respect to the Leases, which has not otherwise been cured.

11.3 Code Compliance. Except as otherwise disclosed in the Due Diligence Items or any other information delivered to Buyer, to Seller’s knowledge, Seller has not received any written notice from any governmental agency that the Property or any condition existing thereon or any present use thereof violates any law or regulations applicable to the Property.

11.4 Litigation. Except as otherwise disclosed in the Due Diligence Items or any other information delivered to Buyer, Seller has not received written notice of any litigation, arbitration or other legal or administrative suit, action or proceeding of any kind (except for eminent domain or condemnation proceedings) pending against or involving Seller relating to the Property or any part thereof, and to Seller’s knowledge, there is no litigation, arbitration or other legal or administrative suit, action or proceeding of any kind (except for eminent domain or condemnation proceedings) threatened against Seller relating to the Property or any part thereof.

11.5 Eminent Domain. To Seller’s knowledge, Seller has received no written notice of any pending or threatened eminent domain or condemnation proceedings with respect to the Property.

11.6 No Prior Options. Seller has not, prior to the Effective Date, granted any options to purchase nor obligated itself to sell the Property or any portion thereof to any party, which have not otherwise expired or are no longer valid or in effect as of the Effective Date, except for (i) the right of first offer under the Leases with AT&T and (ii) subject to the terms and conditions of this Agreement, the contemplated sale of the Property by Seller to Buyer. Seller sent by overnight courier on November 30, 2011 a written notice regarding Seller’s desire to sell the Property, a copy of which is attached hereto as Exhibit “P” (the “Sale Notice”), to AT&T, at the addresses of AT&T set forth therein, and Seller did not receive on or prior to December 15, 2011 a written notice from AT&T exercising its right of first offer to purchase the Property under its Leases in response to the Sale Notice.

11.7 Contracts. Other than the Contracts in effect as of the Effective Date, which are listed on Exhibit “J” hereto, and service contracts or service agreements which Seller has determined are “master contracts” affecting other properties in addition to the Property and which will not be binding on Buyer, Seller is not currently a party to any other service contracts or service agreements relating to the maintenance and operation of the Property. To Seller’s knowledge, no written notice of material default has been delivered or received by Seller with respect to the Contracts, which has not otherwise been cured.

11.8 Environmental Compliance. Except as otherwise disclosed in the Due Diligence Items or any other information delivered to Buyer, including, without limitation, any Reports, to Seller’s knowledge, Seller has not received any written notice from any federal, state, county, municipal or other governmental department, agency or authority that the Property is in violation of any Environmental Laws.

11.9 Foreign Person. Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

11.10 OFAC. Seller is not now nor shall it be at any time until Closing an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a “Person”) with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC, “Specially Designated Nationals and Blocked Persons”) or otherwise.

11.11 Prohibited Person. Neither Seller nor any Person who owns a direct interest in Seller (collectively, a “Seller Party”) is now nor shall be at any time until Closing a Person with whom a U.S. Person, including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

11.12 Patriot Act. To the best of Seller’s knowledge after making due inquiry, neither Seller nor any Seller Party (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws. For purposes of this Agreement, the term “Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a Financial Institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

11.13 Seller Compliance with Patriot Act. Seller is in compliance with any and all applicable provisions of the Patriot Act.

11.14 Subsequent Changes. Upon Buyer becoming aware of any fact which (a) would materially and adversely change the representations or warranties contained herein and (b) would constitute a breach thereof by Seller, Buyer, as its sole remedy, shall have the option of (i) waiving the breach of warranty or change, and proceeding with the Close of Escrow, or (ii) subject to the provisions below in this Section 11.14, terminating this Agreement, in which event (A) the Deposit and any other funds deposited by Buyer into escrow with Escrow Holder and all interest earned thereon shall be returned to Buyer, and (B) Seller shall reimburse Buyer for Buyer’s Due Diligence Expenses. Any such election shall be made by Buyer not later than five (5) business days from Buyer becoming aware of such fact, provided that any election by Buyer to terminate shall not be effective unless Seller fails to cure such changed representation or warranty within thirty (30) days following the delivery of Buyer’s termination notice. If Seller elects to cure any changed representation or warranty following a termination of this Agreement by Buyer, and the end of such 30-day cure period extends beyond the Outside Closing Date, then the Outside Closing Date shall be extended by two (2) business days following the end of such 30-day cure period. If Buyer does not so elect to terminate this Agreement pursuant to this Section 11.14, then Buyer shall be deemed to have elected to waive its rights to terminate this Agreement pursuant to Section 4.4 and this Section 11.14, elected to acquire the Property on the terms set forth in this Agreement, and waived all remedies at law or in equity with respect to any representations or warranties resulting from the facts or circumstances disclosed by Seller in its notice to Buyer. Notwithstanding anything to the contrary herein, if any of the representations and warranties made by Seller in this Section 11 is no longer true and correct in any material respect as a result of any change in circumstances or occurrence of any event between the Effective Date and the Closing Date which is permitted under the terms of this Agreement (for instance, any action taken by Seller in accordance with Section 9 above) or is beyond the reasonable control of Seller to prevent, then Seller shall not be liable to Buyer therefor or be deemed to be in default hereunder by reason thereof (provided that, (1) Buyer may elect to terminate this Agreement pursuant to Section 4.4 and this Section 11.14 unless such representation or warranty made by Seller is no longer true and correct as a result of any change in circumstances or occurrence of any event which is permitted under the terms of this Agreement and is approved by Buyer as provided herein, and (2) Buyer shall not be entitled to receive reimbursement of Buyer’s Due Diligence Expenses from Seller if Buyer makes such election to terminate this Agreement).

11.15 Seller’s Knowledge. Whenever phrases such as “to Seller’s knowledge” or “Seller has no knowledge” or similar phrases are used in the foregoing representations and warranties, they will be deemed to refer exclusively to matters within the current actual (as opposed to constructive) knowledge of the Seller’s Representatives. No duty of inquiry or investigation on the part of Seller or Seller’s Representatives will be required or implied by the making of any representation or warranty which is so limited to matters within Seller’s actual knowledge, and in no event shall Seller’s Representatives have any personal liability therefor. As of the Effective Date, Seller’s Representatives are persons who have knowledge of the matters set forth in Section 11.2 – Section 11.5 and Section 11.7 – Section 11.8 compared to other persons who are part of Seller’s organization.

11.16 Survival. All of the covenants, representations and warranties of Seller set forth in this Agreement will survive Closing for a period of nine (9) months after the Closing Date. No claim for a breach of any covenant, representation or warranty of Seller will be actionable or payable if (i) Buyer does not notify Seller in writing of such breach and commence a “legal action” thereon within said nine (9) months, or (ii) the breach in question results from or is based on a condition, state of facts or other matter which was actually known to Buyer prior to Closing.

12. Buyer’s Representations and Warranties. In addition to any express agreements of Buyer contained herein, the following constitute representations and warranties of Buyer:

12.1 Formation; Authority. Buyer is duly formed, validly existing and in good standing under the laws of the state of its formation. Buyer has full power and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby. All requisite action has been taken by Buyer in connection with the entering into this Agreement and the instruments referenced herein, and the consummation of the transactions contemplated hereby.

The individuals executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions hereof and thereof.

12.2 ERISA. With respect to each source of funds to be used by it to purchase the Property (respectively, the “Source”), at least one of the following statements shall be accurate as of the Closing Date: (i) the Source does not include the assets of (A) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, or (B) a

“plan” as defined in Section 4975(a) of the Internal Revenue Code of 1986, as amended (“Code”), or (ii) the Source includes the assets of (A) an “employee benefit plan” as defined in Section 3(3) of ERISA or (B) a “plan” as defined in Section 4975 of the Code (each of which has been identified to the Seller in writing pursuant to this Section 12.2 at least ten (10) business days prior to the Closing Date), but the use of such Source to purchase the Property will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

12.3 OFAC. Buyer is not now nor shall it be at any time until Closing a Person with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

12.4 Prohibited Person. Neither Buyer nor any Person who owns a direct interest in Buyer (collectively, a “Buyer Party”) is now nor shall be at any time until Closing a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

12.5 Buyer’s Funds. Buyer has taken, and shall continue to take until Closing, such measures as are required by law to assure that the funds used to pay to Seller the Purchase Price are derived (i) from transactions that do not violate United States law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) from permissible sources under United States law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

12.6 Patriot Act. To the best of Buyer’s knowledge after making due inquiry, neither Buyer nor any Buyer Party, nor any Person providing funds to Buyer (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.

12.7 Buyer Compliance with Patriot Act. Buyer is in compliance with any and all applicable provisions of the Patriot Act.

12.8 Cooperation with Seller. From and after the Effective Date and the Closing Date, Buyer agrees to cooperate with Seller, and to cause each Buyer Party to cooperate with Seller, in providing such additional information and documentation on Buyer’s and each Buyer Party’s legal or beneficial ownership, policies, procedures and sources of funds as Seller deems necessary or prudent to enable Seller to comply with Anti-Money Laundering Laws as now in existence or hereafter amended. In this regard, Buyer acknowledges that Seller must complete certain “know-your-customer” procedures regarding Buyer, including, without limitation, understanding who Buyer is and Buyer’s source of funds. To this end, Buyer shall cooperate with Seller in these efforts, including, without limitation, delivering to Seller, upon request, the full names of the individuals and business entities involved in the transaction on Buyer’s behalf, all parties contributing or receiving any money, compensation or ownership interest, and a Buyer organizational chart.

12.9 Disclosure of Acquisition Lender. Buyer agrees to notify Seller within five (5) business days following the Effective Date if it intends to obtain acquisition financing in connection with this transaction from any GE Entity (defined below). If Buyer fails to timely deliver any such notice to Seller, Buyer acknowledges that (i) it shall have no right to obtain acquisition financing from any GE Entity, and (ii) any efforts to obtain acquisition financing from a GE Entity shall constitute a failure of a condition precedent to Seller’s obligations with respect to the transactions contemplated by this Agreement. For purposes hereof, the term “GE Entity” shall mean General Electric Credit Equities, GE Capital Realty Group, Inc., General Electric Capital Corporation, General Electric Company or any affiliate of any of such entities.

13. Casualty and Condemnation.

13.1 Material Casualty. In the event that prior to the Close of Escrow the Property, or any material portion thereof, is destroyed or materially damaged, Buyer shall have the right, exercisable by giving written notice to Seller prior to the Closing Date, either (i) to terminate this Agreement in which event the Deposit and all interest accrued thereon shall be immediately returned to Buyer, any other money or documents in Escrow shall be returned to the party depositing the same, and the provisions of Section 4.4 shall apply, or (ii) to accept the Property in its then condition and to proceed with the consummation of the transaction contemplated by this Agreement, with an abatement or reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage (but not to exceed $100,000), and to receive an assignment of all of Seller’s rights to any insurance proceeds payable by reason of such damage or destruction. If Buyer elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such proceeds without Buyer’s prior written consent.

13.2 Non-Material Casualty. In the event that prior to the Close of Escrow there is any non-material damage to the Property, or any part thereof, Seller shall, subject to the following sentence, repair or replace such damage prior to the Close of Escrow. Notwithstanding the preceding sentence, in the event Seller elects not to or is unable to repair or replace such damage, Seller shall notify Buyer in writing of such fact (the “Non-Repair Notice”) and Buyer shall thereafter accept the Property in its then condition, and proceed with the transaction contemplated by this Agreement and Buyer shall receive an abatement or reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage (but not to exceed $100,000), and Buyer shall be entitled to an assignment of all of Seller’s rights to any insurance proceeds payable by reason of such damage or destruction. In the event Seller does not repair or replace such damages, Seller shall not compromise, settle or adjust any claims to such proceeds without Buyer’s prior written consent.

13.3 Material Condemnation. In the event that prior to the Close of Escrow, all or any material portion of the Real Property is subject to a taking by a public or governmental authority, Buyer shall have the right, exercisable by giving written notice to Seller prior to the Closing Date, either (i) to terminate this Agreement, in which event the Deposit and all interest accrued thereon shall be immediately returned to Buyer, any other money or documents in escrow with Escrow Holder shall be returned to the party depositing the same, and (ii) to accept the Real Property in its then condition, without a reduction in the Purchase Price, and to receive an assignment of all of Seller’s rights to any condemnation award or proceeds payable by reason of such taking. If Buyer elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such award without Buyer’s prior written consent.

13.4 Non-Material Condemnation. In the event that prior to the Close of Escrow, any non-material portion of the Real Property is subject to a taking by any public or governmental authority, Buyer shall accept the Real Property in its then condition and proceed with the consummation of the transaction contemplated by this Agreement, in which event Buyer shall be entitled to an assignment of all of Seller’s rights to any award or proceeds payable in connection with such taking. In the event of any such non-material taking, Seller shall not compromise, settle or adjust any claims to such award without Buyer’s prior written consent.

13.5 Materiality Standard. For purposes of this Section 13, damage to the Property or a taking of a portion of the Real Property shall be deemed to involve a material portion thereof if (i) the estimated cost of restoration or repair, as estimated by Buyer and Seller in their reasonable discretion, of such damage or the amount of the condemnation award with respect to such taking shall exceed One Million Five Hundred Thousand Dollars ($1,500,000), or (ii) AT&T has the right under the express provisions of any of its Leases to terminate any such Lease as a result of such damage to the Property or a taking of such portion of the Real Property.

13.6 Notice of Casualty and Condemnation. Seller agrees to give Buyer prompt written notice of any taking of, proposed taking of, damage to or destruction of the Real Property.

14. Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered (including by means of professional messenger service or reputable air express service utilizing receipts) or sent by facsimile, receipt confirmed, and shall be deemed received upon the date of receipt thereof if received prior to 5:00 p.m. (Pacific time) of the recipient’s business day, and if not so received, shall be deemed received upon the following business day.

To Seller:	c/o Arden Realty, Inc.
11601 Wilshire Blvd. Suite 400
Los Angeles, CA 90025
Attn: Legal Department
Fax No.: (310) 268-8303

With copies to:	Paul Hastings LLP
515 South Flower Street, 25th Floor
Los Angeles, CA 90071
Attn: James S. Han
Fax No.: (213) 996-3134

To Buyer:	At Buyer’s Notice Address set forth in the Summary of Business Terms.

To Escrow Holder:	At Escrow Holder’s Address set forth in the Summary of Business Terms.

Notice of change of address shall be given by written notice in the manner detailed in this Section 14.

15. Broker Commissions. Upon the Close of Escrow, Seller shall pay a real estate brokerage commission to Seller’s Broker with respect to this Agreement in accordance with Seller’s separate agreement with said Seller’s Broker, and Seller hereby agrees to indemnify, defend and hold Buyer free and harmless from and against any and all commissions or other claims Seller’s Broker may assert in connection with the transactions contemplated by this Agreement. Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no other broker or finder, other than Seller’s Broker and Buyer’s Broker, respectively, has been engaged in connection with any of the transactions contemplated by this Agreement. In the event of any additional claims for brokers’ or finders’ fees or commissions in connection with the negotiation, execution or consummation of this Agreement, then as a covenant which shall survive the termination of this Agreement or the Close of Escrow, Buyer shall indemnify, save harmless and defend Seller from and against such claims if they shall be based upon any statement or representation or agreement by Buyer, and Seller shall indemnify, save harmless and defend Buyer if such claims shall be based upon any statement, representation or agreement made by Seller.

16. Default.

16.1 Default by Seller. In the event that Seller fails to perform any of the material covenants or agreements contained herein which are to be performed by Seller, Buyer may, at its option and as its exclusive remedy, either (i) terminate this Agreement by giving written notice of termination to Seller whereupon Escrow Holder will return to Buyer the Deposit, Seller shall reimburse Buyer for Buyer’s Due Diligence Expenses, and both Buyer and Seller will be relieved of any further obligations or liabilities hereunder, except for those obligations which expressly survive any termination hereof, or (ii) Buyer may seek specific performance of this Agreement. If Buyer elects the remedy in subsection (ii) above, Buyer must commence and file such specific performance action in the appropriate court not later than thirty (30) days following the Closing Date. Except as specifically set forth in this Section 16.1, Buyer does hereby specifically waive any right to pursue any other remedy at law or equity for such default of Seller, including, without limitation, any right to seek, claim or obtain damages, punitive damages or consequential damages. Buyer shall not be entitled to record a lien or lis pendens against the Property other than in connection and concurrently with the filing of such specific performance action.

16.2 Default by Buyer. IN THE EVENT THE CLOSE OF ESCROW DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY DEFAULT OF BUYER, BUYER AND SELLER AGREE, THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE BUYER AND SELLER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN THE

EVENT THAT BUYER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE AN AMOUNT EQUAL TO THE DEPOSIT, TOGETHER WITH THE ACCRUED INTEREST THEREON; AND, AS SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), SAID AMOUNT SHALL BE DISBURSED TO SELLER AS THE FULL, AGREED AND LIQUIDATED DAMAGES FOR A BREACH OF THIS AGREEMENT BY BUYER WHICH RESULTS IN THE CLOSE OF ESCROW NOT OCCURRING, ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN RESPECT OF BUYER’S BREACH OF THIS AGREEMENT BEING HEREIN EXPRESSLY WAIVED BY SELLER. SUCH PAYMENT OF THE DEPOSIT IS NOT INTENDED AS A PENALTY, BUT AS FULL LIQUIDATED DAMAGES. NOTHING CONTAINED IN THIS SECTION SHALL LIMIT SELLER’S RIGHT TO RECEIVE REIMBURSEMENT FOR COSTS AND EXPENSES PURSUANT TO SECTION 18.5 BELOW, NOR WAIVE OR AFFECT BUYER’S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS.

16.3 Indemnities; Defaults after Closing or Termination. The limitations on the parties’ remedies set forth in Sections 16.1 and 16.2 will not be deemed to prohibit either party from (i) specifically seeking indemnification from the other for any matter with respect to which such other party has agreed hereunder to provide indemnification or from seeking damages from such other party in the event it fails or refuses to provide such indemnification; (ii) subject to the terms, conditions and limitations of this Agreement, seeking damages incurred during the period of time after Closing that a representation, warranty or agreement expressly given as of the Closing Date by the other party hereunder survives Closing, for the other party’s breach of such express representation, warranty or agreement discovered after such Closing; or (iii) subject to the terms, conditions and limitations of this Agreement seeking damages or such equitable relief as may be available for the other party’s failure to perform after any termination of this Agreement any obligation hereunder which expressly survives such termination; provided, however, that in no event whatsoever will either party be entitled to recover from the other any punitive, consequential or speculative damages.

16.4 Limited Liability. Notwithstanding anything to the contrary herein, Buyer on its own behalf and on behalf of its agents. members, partners, employees, representatives, officers, directors, agents, related and affiliated entities, successors and assigns (collectively, the “Buyer Parties”) hereby agrees that in no event or circumstance shall any of the members, partners, employees, representatives, officers, directors, agents, property management company, affiliated or related entities of Seller, Seller Group or Seller’s property management company have any personal liability under this Agreement. Seiler on its own behalf’ and on behalf of its agents, members, partners, employees, representatives, related and affiliated entities, successors and assigns hereby agrees that in no event or circumstance shall any of the Buyer Parties have any personal liability under this Agreement. Notwithstanding anything to the contrary contained in this Agreement: (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation, warranty and/or covenant of Seller) under this Agreement or any documents executed pursuant hereto or in connection herewith. including, without limitation, the Exhibits attached hereto (collectively, the “Other Documents”) shall, under no circumstances whatsoever, exceed One Million Dollars ($1,000,000) (the “CAP Amount”) in the aggregate; and (b) no claim by Buyer alleging a breach by Seller of any representation, warranty and/or covenant of Seller contained herein or any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any such representation, warranty and/or covenant, is for an aggregate amount in excess of $100,(100 (the “Floor Amount”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall only be for the amount (if any) in excess of the Floor Amount, subject to the CAP Amount set forth in clause (a) above.

17. Assignment. Buyer may not assign, transfer or convey its rights and obligations under this Agreement or in the Property without the prior written consent of Seller, which may not be unreasonably withheld, and no such approved assignment shall relieve Buyer from its liability under this Agreement until Buyer’s assignee has fully performed all of Buyer’s obligations hereunder and Close of Escrow has occurred, at which time Buyer shall be released from any further obligations or responsibilities under this Agreement. Any assignee shall assume all of Buyer’s obligations hereunder and succeed to all of Buyer’s rights and remedies hereunder and any assignment and assumption must be in writing and delivered to Seller at least five (5) business days prior to the Closing Date. Seller hereby approves the assignment of this Agreement by Buyer to The GC Net Lease (Redmond) Investors, LLC, a Delaware limited liability company (“GC Net Investors”), so long as (i) Buyer delivers a copy of the assignment and assumption agreement dated as of the Closing Date, in the form attached hereto as Exhibit “E”

in all respects (the “Assignment of PSA”), executed by Buyer and GC Net Investors, to Seller at Closing through escrow held by Escrow Holder, and (ii) the direct and indirect ownership and management of GC Net Investors, as disclosed to Seller by Buyer prior to the Effective Date, remain the same as of the Closing Date (other than transfers of less than twenty percent (20%) of stock in Griffin Capital Net Lease REIT, Inc. in the ordinary course of business or changes in percentages of units owned in The GC Net Lease REIT Operating Partnership, L.P.). Buyer hereby acknowledges and agrees that Buyer’s assignment of its interest in this Agreement to GC Net Investors shall not relieve Buyer from its liability under this Agreement until GC Net Investors has fully performed all of Buyer’s obligations under this Agreement and the Close of Escrow has occurred, at which time Buyer shall be released from any further obligations or responsibilities under this Agreement.

18. Miscellaneous.

18.1 Governing Law; Venue; Exclusive Jurisdiction. The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of Washington, without giving effect to its choice of law principles. To the fullest extent permitted by law, each party hereto hereby irrevocably consents and agrees, for the benefit of each party, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement and with respect to the enforcement, modification, vacation or correction of an award rendered in a proceeding may be brought in any state or federal court located in the County of Los Angeles, State of California (a “CA Court”), and hereby irrevocably accepts and submits to the exclusive jurisdiction of each such CA Court, with respect to any such action, suit or proceeding, except for any action, suit or proceeding that is required to be brought in a court located in the State of Washington. To the fullest extent permitted by law, each party hereto waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings brought in any such CA Court and hereby further waives and agrees not to plead or claim in any such CA Court that any such action, suit or proceeding brought therein has been brought in an inconvenient forum.

18.2 Partial Invalidity. If any term or provision or portion thereof of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision or portion thereof to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

18.3 Waivers. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

18.4 Successors and Assigns. Subject to the provisions of Section 17, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

18.5 Professional Fees. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit and any appeals therefrom, and enforcement of any judgment in connection therewith, including actual attorneys’ fees, accounting and engineering fees, and any other professional fees resulting therefrom.

18.6 Entire Agreement. This Agreement (including all Exhibits attached hereto) is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute a single instrument. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

18.7 Time of Essence/Business Days. Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and a non-curable (but waivable) default under this Agreement by the party so failing to perform. Unless the context otherwise requires, all periods terminating on a given day, period of days, or date shall terminate at 5:00 p.m. (Pacific time) on such date or dates, and references to “days” shall refer to calendar days except if such references are to “business days” which shall refer to days which are not Saturday, Sunday or a legal holiday. Notwithstanding the foregoing, if any period terminates on a Saturday, Sunday or a legal holiday, under the laws of the State of Washington, the termination of such period shall be on the next succeeding business day.

18.8 Construction. Headings at the beginning of each paragraph and subparagraph are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to sections are to this Agreement. All exhibits referred to in this Agreement are attached and incorporated by this reference. In the event the date on which Buyer or Seller is required to take any action under the terms of this Agreement is not a business day, the action shall be taken on the next succeeding business day.

18.9 Corporate Names. As soon as reasonably practicable after the Closing Date, but in any event no later than six months from the Closing, Buyer shall remove or cover the name “Arden Realty” and any trademarks, trade names, brandmarks, brand names, trade dress or logos relating to such names from all signs, billboards, advertising materials, telephone listings, labels, stationery, office forms, packaging or other materials at or relating to the Property. Thereafter, Buyer shall not use such names or any trademark, trade name, brandmark, brand name, trade dress or logo relating or confusingly similar to such names in connection with its businesses, the operation of the Property or otherwise.

19. Exchange. Upon the request of a party hereto (the “Requesting Party”), the other party (the “Cooperating Party”) shall cooperate with the Requesting Party in Closing the sale of the Property in accordance with this Agreement so as to qualify such transaction as an exchange of like-kind property; provided, however, the Cooperating Party shall not be required to take title to any exchange property and the Cooperating Party will not be required to agree to or assume any covenant, obligation or liability in connection therewith, the Closing hereunder shall not be delayed as a result of, or conditioned upon, such exchange, the Requesting Party shall pay all costs associated with such exchange, and the Requesting Party shall remain primarily liable under this Agreement and indemnify the Cooperating Party from any liability in connection with such exchange.

20. Confidentiality. Buyer agrees that, (a) except to the extent required by any rules and/or requirements of the Securities Exchange Commission (including any reporting requirements imposed thereby) or any applicable law or regulation, (b) except to the extent Buyer considers such documents or information reasonably necessary to prosecute and/or defend any claim made with respect to the Property or this Agreement, and (c) except to the extent reasonably necessary to deliver such documents or information to Buyer’s employees, paralegals, attorneys, lenders and/or consultants in connection with the evaluation and/or consummation of the transaction contemplated by this Agreement by Buyer and/or Buyer’s lender, (i) Buyer, Buyer Parties and Buyer’s agents, consultants and lenders (collectively, the “Buyer’s Representatives”), shall keep the contents of any materials, reports, documents, data, test results, and other information related to the transaction contemplated hereby, including, without limitation, the Due Diligence Items and all information regarding Buyer’s acquisition or ownership of the Property strictly confidential (except Buyer and Seller recognize that the Purchase Price will be set forth in the Real Estate Excise Tax Affidavit which is a public record), (ii) Buyer and Buyer’s Representatives shall keep and maintain the contents of this Agreement, including, without limitation, the amount of consideration being paid by Buyer for the Property strictly confidential, and (iii) Buyer and Buyer’s Representatives shall refrain from generating or participating in any publicity or press release regarding this transaction without the prior written consent of Seller. Buyer acknowledges that significant portions of the Due Diligence Items are proprietary in nature and that Seller would suffer significant and irreparable harm in the event of the misuse or disclosure of the Due Diligence Items. Without affecting any other rights or remedies that either party may have, Buyer acknowledges and agrees that Seller shall be entitled to seek the remedies of injunction, specific performance and other equitable relief for any breach, threatened breach or anticipatory breach of the provisions of this Section 20 by Buyer or any of

Buyer’s Representatives. The provisions of this Section 20 shall survive any termination of this Agreement but shall not survive the Closing except for Buyer’s covenants in clauses (ii) and (iii) hereof which covenants shall survive Closing; provided that, with respect to clause (ii), Buyer shall be permitted to disclose the terms of this Agreement to any lender or investor of Buyer, and with respect to clause (iii), after Closing, Seller will not unreasonably withhold or condition its consent of any press release and Seller shall review and respond to any written request made by Buyer with respect to a press release (which notice shall include the text of such proposed press release) within forty-eight (48) hours or such request will be deemed approved. Notwithstanding anything to the contrary in this Section 20, Buyer’s registered non-traded REIT affiliate may elect to pre-announce the transaction after signature of the Agreement using language substantially similar to the following: “An affiliate of the [REIT] is in the process of acquiring a single tenant office/data center property located in the northwestern part of the United States.”

21. Audit Cooperation. In the event the Closing occurs pursuant to this Agreement, for a period of ninety (90) days following the Closing Date, Seller shall either provide to Buyer, at Buyer’s expense, copies of, or shall provide Buyer access to, during normal business hours and upon five (5) business days prior written notice from Buyer to Seller, the books and records of Seller (excluding any materials that Seller is prohibited by applicable contracts or law from disclosing, any attorney-client privileged materials, any internal correspondence, reports and memoranda and similar proprietary or confidential information), to the extent (i) in the possession of Seller or Seller’s property manager for the Property and (ii) solely relating to the operations and financial results of the Property, as may be reasonably requested by Buyer to prepare a property level audit to comply with any securities laws applicable to Buyer or its affiliates. Such materials that Buyer will be entitled to review under this Section 21 shall include, but not limited to, if in Seller’s possession, historical financial statements for the Property (including income statement and balance sheet for the Property) for a period beginning January 1 of the year prior to the Closing through the Closing Date. Without limiting the generality of the foregoing, Buyer or its designated independent auditor (Ernst and Young or any successor auditor) may audit Seller’s operating statements of the Property, at Buyer’s expense, and Seller shall provide such documentation, if in Seller’s possession, as Buyer or its auditor may reasonably request in order to perform such audit (provided that in each instance where the Buyer may need to access any consolidated records of Seller, Seller shall not be required to provide any consolidated records other than in redacted form sufficient for the auditor to verify information contained in the financial statements of the Property); provided, however, that the foregoing obligations of Seller shall (a) be limited to providing such information and documentation are in the possession of Seller and in the format that Seller have maintained such records, (b) be subject to tenant confidentiality requirements and the limitations regarding verifications in consolidated records described above, and the confidentiality requirements set forth in Section 20 above, and (c) exclude any materials that Seller is prohibited by applicable contracts or law from disclosing, any attorney-client privileged materials, any internal correspondence, reports and memoranda and similar proprietary or confidential information (provided that, for the avoidance of doubt, Seller’s historical financial statements for the Property (including income statement and balance sheet for the Property) for a period beginning January 1 of the year prior to the Closing through the Closing Date are not materials excluded in this clause (c)). Buyer shall reimburse Seller for its out-of-pocket expenses in connection with Seller’s compliance with this Section 21. The obligations set forth in this Section 21 shall survive the Closing for a period of ninety (90) days.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

“SELLER”	ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership

	By:	Arden Realty, Inc. its sole general partner

		By:	/s/ Scott E. Lyle
		Name:	Scott E. Lyle
		Title:	Chief Operating Officer

“BUYER”	GRIFFIN CAPITAL CORPORATION, a California corporation

	By:	/s/ Michael J. Escalante
	Name:	Michael J. Escalante
	Title:	Chief Investment Officer